Exhibit 99.7

GLOBUS MEDICAL, INC.

2021 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK GRANT

Grant Number________________

You have been awarded shares (“Shares”) of Class A Common Stock of Globus Medical, Inc. (the “Company”), subject to certain restrictions as described in the attached Restricted Stock Agreement (the “Restricted Stock”), pursuant to the Globus Medical, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), as follows:

Grant Date
Vesting Commencement Date
Total Number of Shares Granted

Vesting Schedule:

Subject to the Plan and the Restricted Stock Agreement, the Restricted Stock will vest, in whole or in part, in accordance with the following schedule:  (A) one-fourth of the Shares of Restricted Stock will vest on the date that is one year from the Vesting Commencement Date; and (B) 1/48th of the Shares of Restricted Stock will vest at the end of each full calendar month thereafter; provided, that you have not experienced a Termination of Service as of each such vesting date.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Agreement, all of which are attached and made a part of this document.

GRANTEE:	GLOBUS MEDICAL, INC.
By:__________________________
Print Name	Name:________________________
Execution Date: ____________ __, 20__	Title:_________________________

GLOBUS MEDICAL, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the “Agreement”), dated as of the Grant Date set forth on the Notice of Restricted Stock Grant to which this Agreement is attached (the “Notice of Grant”), is between Globus Medical, Inc., a Delaware corporation (the “Company”), and the grantee named in the Notice of Grant (the “Grantee”), an employee or consultant of the Company or of a Subsidiary, or a non-employee director of the Company.

WHEREAS, the Company desires to award the Grantee shares of common stock of the Company, subject to certain restrictions as hereinafter provided, in accordance with the provisions of the Globus Medical, Inc. 2021 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Grant of Restricted Stock.  The Company hereby grants to the Grantee as of the Grant Date _____ shares of Class A Common Stock of the Company (the “Shares”), subject to the restrictions set forth in Paragraph 2 (the “Restricted Stock”).  This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Stock).  Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.    Capitalized terms not defined in this Agreement shall have the meaning given to such terms in the Plan, as amended from time to time.

2.    Vesting.  The Grantee shall vest in (i.e., have the right to sell, assign, transfer, pledge or otherwise encumber or dispose of) the number of Shares of Restricted Stock and on such dates as are set forth on the Notice of Grant; provided, the Grantee has not experienced a Termination of Service as of the applicable vesting date.  The Committee may accelerate any vesting of the Restricted Stock, in its discretion, if it deems such acceleration to be desirable.

3.    Share Certificate; Restrictions.  The Grantee (or, if the Grantee so requests, the Grantee and the Grantee’s spouse, jointly with right of survivorship) shall be the record owner of the Restricted Stock until the Shares are sold or otherwise disposed of.  The Company may issue Share certificates or evidence the Grantee’s interest by using a restricted book entry account.  Physical possession or custody of any Share certificates that are issued shall be retained by the Company until such time as the Restricted Stock vests.    The certificates or book entry account may include a legend setting forth the restrictions on transfer.

4.    Voting and Dividend Rights.  The Grantee shall have voting rights on Restricted Stock and receive an amount equal to the dividends that otherwise would have been payable to the Grantee had the Grantee been vested in such Restricted Stock on the date of its original issuance; provided, however, that any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Paragraph 2.  Such amount shall be treated as compensation (subject to the withholding of applicable taxes) unless and until the Grantee makes the election described in Paragraph 6.

5.    Termination of Service.  If the Grantee experiences a Termination of Service for any reason (including death or Disability), all unvested Restricted Stock held by the Grantee at the time of Termination of Service shall be forfeited and retained by the Company, except to the extent the Committee elects to vest such Restricted Stock.

6.    Notice of Tax Election.  If the Grantee makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the grant of Restricted Stock, the Grantee shall inform the Company in writing of such election within 10 days after filing such election.  The amount includible in the Grantee’s income as a result of an election under section 83(b) of the Code shall be subject to applicable federal, state and local tax withholding requirements and to such additional withholding rules (the “Withholding Rules”) as shall be adopted by the Committee.

7.    Transferability.  Notwithstanding anything in Section 10.3 of the Plan to the contrary, the Grantee may not assign or transfer, in whole or in part, Restricted Stock subject to the Agreement in which the Grantee is not vested.

8.    Shares to be Acquired for Investment.  Unless the Company has theretofore notified the Grantee that a registration statement covering the Shares of Restricted Stock granted hereunder has become effective under the Securities Act, and the Company has not thereafter notified the Grantee that such registration statement is no longer effective, it shall be a condition to receipt of the Shares of Restricted Stock granted hereunder that such Shares be acquired for investment and not with a view to distribution, and the Grantee shall submit to the Company a certificate of such investment intent, together with such other evidence supporting the same as the Company may request.  The Company shall be entitled to restrict the transferability of the Shares of Restricted Stock granted hereunder to the extent necessary to avoid a risk of violation of the Securities Act (or of any rules or regulations promulgated thereunder), or of any state laws or regulations.  Such restrictions may, in the discretion of the Company, be noted or set forth in full on the Share certificates.

9.    Withholding of Taxes.  The obligation of the Company to deliver Shares upon the vesting of Restricted Stock shall be subject to applicable federal, state and local tax withholding requirements.  If the amount includible in the Grantee’s income as a result of the vesting of Restricted Stock is subject to the withholding requirements of applicable federal, state and local tax law, the Grantee, subject to the provisions of the Plan and the Withholding Rules, may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning Shares to the Company).  Such Shares shall be valued, for this purpose, at their Fair Market Value on the date the amount attributable to the vesting of the Restricted Stock is includible in income by the Grantee under section 83 of the Code.  Such election must be made in compliance with and subject to the Withholding Rules, and the Company may withhold Shares based on the minimum applicable tax withholding rate for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income, or such other rate permitted by the Administrator that does not cause adverse accounting consequences.  Notwithstanding the foregoing, the Company may limit the number of Shares withheld to the extent necessary to avoid adverse accounting consequences.

10.    Amendment.  This Agreement may be amended at any time and from time to time by the Committee,  provided that the rights or obligations of the Grantee are not affected adversely by such amendment, unless the consent of the Grantee is obtained or such amendment is otherwise permitted under the terms of the Plan.

11.    Forfeiture and Claw-Back.  The Shares of Restricted Stock (including any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon the receipt or resale of any Shares granted hereunder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

12.    No Right to Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the service of the Grantee at any time for any reason whatsoever.

13.    Entire Agreement.  The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and the Grantee with respect to the subject matter hereof.

14.    Governing Law.  This Agreement shall be governed by the applicable Code provisions to the maximum extent possible.  Otherwise, the laws of the State of Delaware (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Grantee under, the Plan and Shares of Restricted Stock granted thereunder.

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